Exhibit 99.1

Mr. Cooper Group Announces Resolution of Regulatory Matters

DALLAS--(BUSINESS WIRE)--December 7, 2020--Mr. Cooper Group Inc. (the “Company”) announced today that it has reached a resolution of certain legacy regulatory matters with the Consumer Financial Protection Bureau, the multi-state committee of mortgage banking regulators and various State Attorneys General, and the Executive Office of the United States Trustee, all of which involve findings from examinations and discussions that were completed in 2014 and 2015, and relate to certain loan servicing practices which occurred during 2010 through 2015. Subsequent reviews demonstrated that management and the board had taken positive steps to address these issues, that we had made significant governance and operational improvements, and that we had strengthened internal control systems to ensure that they were appropriate for our size and scope of our operations. The settlements include restitution the company provided to customers during the last six years. Additionally, we have mutually agreed to a resolution payment in the amount of $28.6 million consisting of remediation, penalties and fees, which the Company will make immediately after the judgment is recorded. The Company has previously accrued for all costs associated with the settlement.

In connection with today’s announcement, Mr. Cooper Chairman and CEO Jay Bray commented:

“We are pleased to resolve this matter. When these issues were identified several years ago, we immediately made restitution to our impacted customers and invested in process improvements to prevent reoccurrence.

Since then, we have continued to invest in technology, people, and leadership to ensure that our compliance and risk management programs not only meet our regulators’ expectations but also support sustainable growth and maintain our position as an industry leader. In addition, we have invested in developing a culture of customer advocacy that extends throughout all levels of the organization, from our team members who serve our customers every day to our senior leadership. The results of these improvements and investments are evident in key measurements of customer experience, including the number of customer complaints, which have fallen to record lows.

As the leading non-bank servicer, our success is defined by the positive experience of our more than 3 million customers. Nothing is more important than maintaining their trust, and the confidence of team members, business partners, and regulators. We look forward to continuing to focus on our customer-centric culture of compliance and innovation.”

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com